PRICEWATERHOUSECOOPERS                            Exhibit 16.2



                                        PricewaterhouseCoopers LLP
                                        300 Atlantic Street
                                        P.O. Box 9316
                                        Stamford   CT  06904-9316
                                        Telephone  (203) 539-3000
                                        Facsimile  (203) 539-3001



 October 6, 2003

 Securities and Exchange Commission
 450 Fifth Street, N.W.
 Washington, D.C. 20549

 Commissioners:

 We have read the statements made by Competitive Technologies, Inc. ("CTI") (copy attached), which we understand was filed with the Commission, pursuant to Item 4 of Form 8-K, as part of CTI's Form 8-K/A Amendment No. 2 report dated September 2,
 2003.  With respect to the statements concerning
 PricewaterhouseCoopers LLP, we make the following observations:
      In the first paragraph, we do not agree with the date upon which our Firm ceased to serve as CTI's independent accountant. On August 25, 2003, we received notification from CTI that we had been dismissed as CTI's independent accountant.

      In the second paragraph, other than with respect to the August 25, 2003 date, PricewaterhouseCoopers LLP makes no comment whatsoever on any other statements included in this paragraph.

      In the fourth and fifth paragraphs regarding disagreements and reportable events, respectively, based on the date of our dismissal, as discussed above, we believe the September 2, 2003 date should be August 25, 2003.


 Very truly yours,

 s/PricewaterhouseCoopers LLP

 PricewaterhouseCoopers LLP